Exhibit 99.2

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED COMPLETES OFFERING OF $300 MILLION OF SENIOR SUBORDINATED NOTES

SAN DIEGO, CA, October 18, 2010 — DJO Incorporated (“DJO” or the “Company”) today announced that its indirect wholly owned subsidiaries, DJO Finance LLC (“DJOFL”), an indirect wholly owned subsidiary of DJO, and DJO Finance Corporation, a wholly owned subsidiary of DJOFL (“DJOFC” and together with DJOFL, the “Issuers”) completed their private offering of $300 million aggregate principal amount of senior subordinated notes due 2017 (the “notes”).  Obligations under the notes are guaranteed by all existing and future domestic subsidiaries that guarantee the Company’s senior secured credit facilities and existing senior unsecured notes.  The Company used the net proceeds from the offering to repurchase approximately $200 million aggregate principal amount of the Issuers’ 11¾% senior subordinated notes due 2014, repay a portion of the loans outstanding under its senior secured credit facilities and pay related premiums, fees and expenses.

The notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act.  The initial issuance and sale of the notes were not registered under the Securities Act, and, the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in DJOFL’s Securities and Exchange Commission filings.  Past results of DJOFL are not necessarily indicative of its future results.  DJOFL does not undertake any obligation to update any forward-looking statements.

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